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Exhibit 5.1

Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
www.fulbright.com

telephone:	(212) 318-3000	facsimile:	(212) 318-3400

July 26, 2007

Sally Holdings LLC
Sally Capital Inc.
3001 Colorado Boulevard
Denton, TX 76210

  RE:
  Registration Statement on Form S-4 of Sally Holdings LLC and Sally Capital Inc. for the Registration of 9.25% Senior Notes Due 2014 and 10.5% Senior Subordinated Notes Due 2016

Ladies and Gentlemen:

        We have acted as counsel for Sally Holdings LLC, a Delaware limited liability company (the "Company"), Sally Capital Inc., a Delaware corporation (the "Co-Issuer" and, together with the Company, the "Issuers"), and each of the existing subsidiaries of the Company identified on Schedule A attached hereto (collectively, the "Subsidiary Guarantors") in connection with the preparation and filing of the Registration Statement on Form S-4, originally filed with the Securities and Exchange Commission on July 9, 2007 under the Securities Act of 1933 (such Registration Statement, as amended or supplemented, being hereinafter referred to as the "Registration Statement"), relating to the proposed offer by the Issuers to issue up to $430,000,000 registered 9.25% Senior Notes due 2014 (the "Senior Exchange Notes") and $280,000,000 registered 10.5% Senior Subordinated Notes due 2016 (the "Subordinated Exchange Notes" and together with the Senior Exchange Notes, the "Exchange Notes"), and related guarantees, in exchange for a like principal amount at maturity of the Issuers' issued and outstanding 9.25% Senior Notes due 2014 and 10.5% Senior Subordinated Notes due 2016 (the "Old Notes"), and related guarantees, that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer, as contemplated by that the Exchange and Registration Rights Agreement, dated as of November 16, 2006, by and among the Issuers, the Subsidiary Guarantors parties thereto, Merrill Lynch, Pierce Fenner & Smith, Incorporated ("Merrill") and the other financial institutions named therein, relating to the 9.25% Senior Notes due 2014 and the Exchange and Registration Rights Agreement, dated as of November 16, 2006, by and among the Issuers, the Subsidiary Guarantors parties thereto, Merrill and the other financial institutions named therein, relating to the 10.5% Senior Subordinated Notes due 2016 (collectively, the "Registration Rights Agreements"). The offer to exchange the Old Notes and related guarantees for the Exchange Notes and related guarantees is referred to herein as the "Exchange Offer".

        The Senior Exchange Notes will be issued under the Indenture dated as of November 16, 2006, by and among the Issuers, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association (the "Trustee"), governing the 9.25% Senior Notes due 2014, as amended by the First Supplemental Indenture, dated as of May 30, 2007, by and among the Issuers, the Subsidiary Guarantors named therein and the Trustee (collectively, the "Senior Indenture"), and the Subordinated Exchange Notes will be issued under the Indenture dated as of November 16, 2006, by and among the Issuers, the Subsidiary Guarantors from time to time parties thereto, and the Trustee, governing the 10.5% Senior Subordinated Notes due 2016, as amended by the First Supplemental Indenture, dated as of May 30, 2007, by and among the Issuers, the Subsidiary Guarantors named therein and the Trustee (collectively, the "Subordinated Indenture" and together with the Senior Indenture, the "Indentures"). Under the applicable provisions of the respective Indentures, the obligations of the Issuers under the related Exchange Notes are guaranteed by the Subsidiary Guarantors (such applicable provisions being referred to as, respectively, the "Guarantees").

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

        As counsel to the Issuers and Subsidiary Guarantors, we have reviewed and examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indentures, the Registration Rights Agreements, the form of the Exchange Notes, the Form T-1 of the Trustee, and such other documents and corporate records and questions of law as we deem necessary for the purposes of this opinion. We have also examined originals or copies, certified or otherwise identified to our satisfaction of certificates of public officials and corporate officers of the Issuers and Subsidiary Guarantors as we have deemed relevant and appropriate as a basis for the opinions expressed herein, and we have made no effort to independently verify the facts set forth in such certificates. We have made such examinations and investigations which, in our opinion, are necessary to enable us to express an opinion regarding the matters set forth herein.

        In making the foregoing examinations, we have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the due authorization (other than the authorization of the Exchange Notes and the Guarantees), execution and delivery by the parties thereto of all documents examined by us, and the legal capacity of each individual person signatory to any of the documents reviewed by us. With your permission, for purposes of the opinions expressed herein, we have further assumed that (a) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) the Trustee had and has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered, each of the Indentures, and (c) each of the Indentures is valid, binding and enforceable with respect to the Trustee. As to questions of fact material to our opinions stated herein, we have, where relevant facts were not independently verified or established, relied upon certifications by officers or other representatives of the Issuers and Subsidiary Guarantors.

        In rendering the opinion expressed herein, we have assumed that no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any court, governmental body or authority, or any subdivision thereof, is required to authorize or is required in connection with, the execution and delivery by any person identified in the Indentures as a party thereto, or in connection with the performance of its obligations thereunder or the consummation of the transactions contemplated thereby, other than those that have been obtained or made and are in full force and effect.

        With respect to Arnolds, Inc., with your permission, we rely on the opinion of Wright, Lindsey & Jennings, LLP attached hereto as Exhibit I, special Arkansas counsel, that such Subsidiary Guarantor is validly existing as a corporation under the laws of the State of Arkansas, and that the Guarantees of Arnold's Inc. have been duly authorized by all necessary corporate action of Arnold's Inc. and when executed in accordance with the terms of the Indentures and upon due execution, authentication and delivery of the Exchange Notes, the Guarantees of Arnold's Inc. will constitute valid and binding obligations of Arnold's Inc.

        With respect to Neka Salon Supply, Inc. ("Neka"), with your permission, we rely on the opinion of Donahue, Tucker & Ciandella, PLLC attached hereto as Exhibit II, special New Hampshire counsel, that such Subsidiary Guarantor is validly existing as a corporation under the laws of the State of New Hampshire, and that the Guarantees of Neka have been duly authorized by all necessary corporate action of Neka and when executed in accordance with the terms of the Indentures and upon due execution, authentication and delivery of the Exchange Notes, the Guarantees of Neka will constitute valid and binding obligations of Neka, enforceable against Neka in accordance with their terms.

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        With respect to Salon Success International LLC ("Salon Success"), with your permission, we rely on the opinion of Holland & Knight LLP attached hereto as Exhibit III, special Florida counsel, that such Subsidiary Guarantor is validly existing as a limited liability company under the laws of the State of Florida, and that the Guarantees of Salon Success have been duly authorized by all necessary corporate action of Salon Success and when executed in accordance with the terms of the Indentures and upon due execution, authentication and delivery of the Exchange Notes, the Guarantees of Salon Success will constitute valid and binding obligations of Salon Success, enforceable against Salon Success in accordance with their terms.

        Based upon the foregoing, and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we advise you that, in our opinion, at such time as (i) the Registration Statement becomes effective and the Indentures are qualified under the Trust Indenture Act of 1939, as amended and (ii) the Exchange Notes have been duly executed and authenticated in accordance with the terms of the Indentures and have been delivered upon the consummation of the Exchange Offer against receipt of the Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, (1) the Exchange Notes will constitute valid and binding obligations of each of the Issuers, and (2) the Guarantees will constitute valid and binding obligations of each of the Subsidiary Guarantors.

        The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations.

          (a)   Any opinion herein as to the laws of the State of Delaware is limited to the applicable provisions of, respectively, the Delaware General Corporation Law and the Delaware Limited Liability Company Act. Except as set forth in the immediately preceding sentence, we express no opinion with respect to the laws of any jurisdiction other than the States of Texas, California and New York and the federal laws of the United States of America.

          (b)   The foregoing opinions regarding the Exchange Notes and the Guarantees (the "Opinion Documents") being valid and binding obligations are subject to the following:

      (1)
      The enforceability of the Opinion Documents may be limited or affected by (A) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, probate, conservatorship, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors generally, (B) the refusal of a particular court to grant (i) equitable remedies, including, without limiting the generality of the foregoing, specific performance and injunctive relief, or (ii) a particular remedy sought under the Indentures as opposed to another remedy provided for therein or another remedy available at law, admiralty or in equity, (C) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity, admiralty or at law), and (D) judicial discretion.

      (2)
      In rendering the foregoing opinions, we express no opinion as to (A) provisions in the Opinion Documents that purport to (i) restrict access to legal or equitable remedies, (ii) establish evidentiary standards, or (iii) waive or otherwise affect rights or defenses of any party that may not be waived or otherwise affected as a matter of law, (B) provisions in the Indentures relating to severability clauses, (C) provisions in the Indentures relating to indemnities and rights of contribution to the extent prohibited by public policy or which might require indemnification for losses or expenses caused by negligence, gross negligence, willful misconduct, fraud or illegality of an indemnified party, and (D) the effect of any provision of the Indentures which

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        is intended to permit modification thereof only by means of an agreement signed in writing by the parties thereto.

      (3)
      We note that the enforceability of specific provisions of the Opinion Documents may be subject to standards of reasonableness, care and diligence and "good faith" limitations and obligations such as those provided in Sections 1-102(3), 1-203, 1-208 and 5-109 of the New York UCC and applicable principles of common law and judicial decisions.

      (4)
      We have assumed that the Trustee and the Holders (as such term is defined in the Indentures) will enforce their rights and perform their obligations under the Indentures in compliance with the provisions thereof and all requirements of applicable law.

      (5)
      To the extent this opinion relates to Section 707(i) of the Indentures, we express no opinion with respect to the enforceability of such section should limitations on the compensation of trustees be enacted in the future.

      (6)
      We express no opinion as to Section 117 of the Indentures to the extent that any of them purports to waive liability for violations of securities laws.

      (7)
      In connection with any provisions of the Opinion Documents whereby any Issuer or Subsidiary Guarantor submits to the jurisdiction of the United States District Court for the Southern District of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on Federal court jurisdiction, and we also note that such submissions cannot supersede such court's discretion in determining whether to transfer an action from one Federal court to another under 28 U.S.C. § 1404(a).

        This opinion (i) is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes or any new developments which might affect any matters or opinions set forth herein, and (ii) is limited to the matters stated herein and no opinions may be inferred or implied beyond the matters expressly stated herein.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                      Very truly yours,

                      /s/ Fulbright & Jaworski L.L.P.

                       FULBRIGHT & JAWORSKI L.L.P.

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Schedule A

Subsidiary Guarantors

Name of Subsidiary Guarantor as Specified in its Charter/Constituent Documents	State or Jurisdiction of Incorporation or Organization
Armstrong McCall Holdings, Inc.	Texas
Armstrong McCall Holdings, L.L.C.	Delaware
Armstrong McCall, L.P.	Texas
Armstrong McCall Management L.C.	Texas
Arnold's, Inc.	Arkansas
Beauty Holding LLC	Delaware
Beauty Systems Group LLC	Delaware
Beyond the Zone, Inc.	Delaware
Brentwood Beauty Laboratories International, Inc.	Texas
Coloresse, Inc.	Delaware
Design Lengths, Inc.	Delaware
Diorama Services Company, LLC	Delaware
Energy of Beauty, Inc.	Delaware
Esthetician Services, Inc.	Delaware
For Perms Only, Inc.	Delaware
High Intensity Products, Inc.	Delaware
Innovations — Successful Salon Services	California
Ion Professional Products, Inc.	Delaware
Lady Lynn Enterprises, Inc.	Delaware
Land of Dreams, Inc.	Delaware
Lome Beauty International, Inc.	Delaware
Miracle Lane, Inc.	Delaware
Modern Panache, Inc.	Delaware
Nail Life, Inc.	Delaware
Neka Salon Supply, Inc.	New Hampshire
New Image Professional Products, Inc.	Delaware
Power IQ, Inc.	Delaware
Procare Laboratories, Inc.	Delaware
Sally Beauty Distribution LLC	Delaware
Sally Beauty Distribution of Ohio, Inc.	Delaware
Sally Beauty International Finance LLC	Delaware
Sally Beauty Supply LLC	Delaware
Salon Success International, LLC	Florida
Satin Strands, Inc.	Delaware
Sexy U Products, Inc.	Delaware
Silk Elements, Inc.	Delaware
Soren Enterprises, Inc.	Delaware
Tanwise, Inc.	Delaware
Venetian Blends, Inc.	Delaware

Exhibit I

Opinion of Wright, Lindsey & Jennings, LLP

EDWARD L. WRIGHT
      (1903-1977)
ROBERT S. LINDSEY
      (1913-1991)
ALSTON JENNINGS
      (1917-2004)
JOHN G. LILE
GORDON S. RATHER, JR.
ROGER A. GLASGOW
ALSTON JENNINGS, JR.
JOHN R. TISDALE
JOHN WILLIAM SPIVEY III
LEE J. MULDROW
N.M. NORTON
CHARLES C. PRICE (1)
CHARLES T. COLEMAN
JAMES J. GLOVER
EDWIN L. LOWTHER, JR.
GREGORY T. JONES (2)
BETTINA E. BROWNSTEIN (3)
WALTER McSPADDEN
JOHN D. DAVIS
JUDY SIMMONS HENRY
KIMBERLY WOOD TUCKER
RAY F. COX, JR. (7)
TROY A. PRICE
KATHRYN A. PRYOR
J. MARK DAVIS (3)	WRIGHT, LINDSEY & JENNINGS LLP

 ATTORNEYS AT LAW

 200 WEST CAPITOL AVENUE, SUITE 2300
LITTLE ROCK, ARKANSAS 72201-3699
(501) 371-0808 FAX (501) 376-9442

903 NORTH 47TH STREET, SUITE 101
ROGERS, ARKANSAS 72756
(479) 986-0888 FAX (479) 986-8932

www.wlj.com

OF COUNSEL
RONALD A. MAY
ISAAC A. SCOTT, JR.
BRUCE R. LINDSEY (2)
JUDY ROBINSON WILBER
JAMES R. VAN DOVER
ELGIN R. CLEMONS, JR. (6)
CHARLES S. BOHANNON (3)

Writer's Direct Dial No. 501-212-1256
jtisdale@wlj.com
Reply to Little Rock Office	CLAIRE SHOWS HANCOCK (4)
JERRY J. SALLINGS
WILLIAM STUART JACKSON
MICHAEL D. BARNES
STEPHEN R. LANCASTER
KYLE R. WILSON
C. TAD BOHANNON (3)
J. CHARLES DOUGHERTY (7)
M. SEAN HATCH
J. ANDREW VINES
MICHELLE M. KAEMMERLING (5)
SCOTT ANDREW IRBY
PATRICK D. WILSON
DAVID P. GLOVER
REGINA A. YOUNG
PAUL D. MORRIS
EDWARD RIAL ARMSTRONG
DAWN D. JACKSON
CALEY B. VO
GARY D. MARTS, JR.
ERIC BERGER
P. DELANNA PADILLA
MARK N. OHRENBERGER
KATHRYN M. MARTINEZ
JEFFREY D. WOOD

 Also licensed to Practice in

1 Michigan
2 District of Columbia
3 Texas
4 New York
5 North Carolina
6 Licensed in New York only
7 Licensed to practice before the
 United States Patent and Trademark
Office

July 26, 2007

Sally Holdings, LLC
Sally Capital, Inc.
3001 Colorado Blvd.
Denton, TX 76210

Ladies and Gentlemen:

        We have acted as special counsel in the State of Arkansas (the "State") to Arnold's Inc., an Arkansas corporation (herein the "Guarantor") in connection with the consummation of the transactions contemplated by (i) an Offer to Exchange 10.5% registered Senior Subordinated Notes (the "10.5% Exchange Notes") for all unregistered 10.5% Senior Subordinated Notes issued under an Indenture (the "10.5% Indenture") dated as of November 16, 2006, by and among Sally Holdings, LLC and Sally Capital, Inc. (the "Issuers"), the Subsidiary Guarantors and Wells Fargo Bank, National Association (the "Trustee"), relating to 10.5% Senior Notes due 2016, and (ii) an Offer to Exchange 9.25% registered Senior Notes (the "9.25% Exchange Notes" and together with the 10.5% Exchange Notes the "Exchange Notes") for all unregistered 9.25% Senior Notes issued under an Indenture (the "9.25% Indenture") dated as of November 16, 2006, by and among the Issuers, the Subsidiary Guarantors and the Trustee. The Exchange Notes are guaranteed on a senior unsecured basis pursuant to the guarantees by each of the Subsidiary Guarantors (the "Guarantees") issued under the Indentures. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indentures.

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

    a)
    Draft of the Form S-4 Registration Statement (the "Registration Statement");

    b)
    Letters of Transmittal for the 9.25% Notes and the 10.5% Notes;

    c)
    Letters to the Registered Holders;

    d)
    Notice of Guaranteed Deliveries;

    e)
    Brokers' Letters to Clients;

    f)
    the Guarantees issued under the Indentures that were executed and delivered by the Guarantor;

    g)
    the Certificate of Good Standing for the Guarantor issued by the Arkansas Secretary of State as of May 15, 2007 (the "Certificate of Good Standing");

    h)
    the Articles of Incorporation of the Guarantor and all amendments certified by the Arkansas Secretary of State as of May 15, 2007 (the "Articles"); and

    i)
    a copy of the Bylaws of the Guarantor dated December 20, 2001 (the "Bylaws") certified by an officer of Guarantor.

        Items (a) through (f) above are referred to hereinafter as the "Transactional Documents"; items (g) through (i) are referred to as the "Organizational Documents"; and together the Transactional Documents and the Organizational Documents are referred to as the "Documents."

        In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such public records, instruments and other documents and applicable statutes, regulations and court decisions of the State as we deem appropriate. We have made no independent investigation as to the accuracy or completeness of any representations, warranties, data or other information, written or oral, made or furnished by the Guarantor or by any of its agents, except as expressly set forth in this opinion. We have not made any investigation relating to the title to, or liens of any kind against, any real or personal property.

        In rendering the opinions set forth in this letter, we have assumed with your consent and without independent investigation, the following:

  A.
  The genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies, and that all public records are accurate and complete;

  B.
  The due authorization, execution and delivery of each of the Transactional Documents and all documentation in connection therewith by each of the parties thereto other than the Guarantor;

  C.
  That each of the parties to the Transactional Documents (other than the Guarantor) is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized and has full power, authority, and legal right under the laws of such jurisdiction and under its organizational documents to execute and deliver and to observe and perform its obligations under the Transactional Documents to which it is a party;

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  D.
  That the Transactional Documents accurately reflect the complete understanding of the parties with respect to the transactions contemplated thereby, and the rights and obligations of the parties thereunder, and that the terms and conditions of the transaction as reflected in the Transactional Documents have not been amended, modified or supplemented by any other agreement or understanding of the parties or waiver of any of the material provisions of the Transactional Documents;

  E.
  That each natural person executing any of the Transactional Documents is legally competent to do so.

        Subject to the foregoing assumptions, we are of the opinion that:

        1.     Based solely in reliance upon the Certificate of Good Standing, the Guarantor is validly existing as a corporation in good standing under the laws of the State, and, solely in reliance upon the Organizational Documents, with corporate power and authority to own its properties and conduct its business in the State.

        2.     The Guarantees (issued under the Indentures) of the Guarantor have been duly authorized by all necessary corporate action of the Guarantor and when executed in accordance with the terms of the Indentures and upon due execution, authentication and delivery of the Exchange Notes, the Guarantees will constitute valid and binding obligations of the Guarantor.

        We are admitted and licensed to practice only in the State. We do not hold ourselves out to be experts on the laws of any state other than the State and we express no opinion as to matters under or involving the laws of any jurisdiction other than laws of the State and its political subdivisions.

        In addition to the assumptions set forth above, the opinions expressed herein are subject to the following qualifications and limitations:

    (i)
    In the event of conflicts among the Transactional Documents, we express no opinion as to which provision shall prevail.

    (ii)
    Except as expressly set forth herein, we express no opinion as to any matters relating to the business affairs or condition (financial or otherwise) of the Guarantor and no inference should be drawn that we have expressed any opinion on matters relating to the ability of the Guarantor to perform its obligations under the transactions described herein.

    (iii)
    Except as expressly set forth herein, we have not undertaken any independent investigation of the facts and circumstances of the Guarantor's business, business affairs or other matters pertaining to Guarantor's activities within the State.

    (iv)
    This opinion does not consider or extend to the Indentures or to any documents, agreements, representations or any other material of any kind concerning or referenced in the Transactional Documents not specifically mentioned above, and this opinion should in no way be considered as inclusive of any matters not set out herein.

    (v)
    We have not reviewed and do not express any opinion with respect to the accuracy, truth or completeness of any oral or written representations concerning information about the transactions of the Guarantor or any matter related hereto which are made by any entity and provided to investors or anyone in connection with any sale of the obligations evidenced and secured by the Transactional Documents.

    (vi)
    With your permission, we are not rendering, and we specifically disclaim, any opinion concerning the applicability of the laws of the State to the Transactional Documents or the enforceability of such documents.

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        The opinions set forth herein are expressed as of the date hereof, and rely upon the current status of law, and in all respect are subject to and will be limited by future legislation, as well as case law. We assume no obligations to update or supplement these opinions to reflect any facts that may hereafter come to our attention or any changes in law that may hereafter occur. We undertake no obligation to advise you of any changes in, or new developments that might affect, any matters or opinions set forth herein.

        This opinion may be relied upon only by you, by Fulbright & Jaworski L.L.P. in connection with its opinion to you, and by the persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement of the Issuers.

                      Cordially yours,

                      WRIGHT, LINDSEY & JENNINGS LLP
                      /s/John R. Tisdale
                      John R. Tisdale

JRT/ss

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Exhibit II

Opinion of Donahue, Tucker & Ciandella, PLLC

July 26, 2007

Sally Holdings LLC
Sally Capital Inc.
3001 Colorado Boulevard
Denton, TX 76210

  RE:
  Sally Holdings LLC / Sally Capital Inc. / 10.5% Senior Subordinated Notes and 9.25% Senior Notes

Ladies and Gentlemen:

        We have acted as special New Hampshire counsel to Neka Salon Supply, Inc., a New Hampshire Corporation ("Neka") with regard to (i) the First Supplemental Indenture dated as of May 30, 2007 to Indentures dated November 16, 2006 by and among Sally Holdings LLC and Sally Capital Inc. (the "Issuers"), the Subsidiary Guarantors and Wells Fargo, Bank National Association as Trustee with regard to 10.5% Senior Subordinated Notes due 2016 and 9.25% Senior Notes due 2014 (collectively, the "Indentures") and (ii) Registration Statement on Form S-4 originally filed with the Securities and Exchange Commission on July 9, 2007 under the Securities Act of 1933 (such Registration Statement, as amended or supplemented, being hereinafter referred to as the "Registration Statement") for the public offering by the Issuers of $430,000,000 registered 9.25% senior notes due 2014 (the "Senior Exchange Notes") and $280,000,000 registered 10.5% senior subordinated notes due 2016 (the "Subordinated Exchange Notes" and together with the Senior Exchange Notes, the "Exchange Notes"), which are to be fully and unconditionally guaranteed pursuant to the guarantees by each of the Subsidiary Guarantors (the "Guarantees") issued under the Indentures.

        This opinion letter is being delivered to you in connection with the Exchange Notes and Guarantees.

A.    Scope of Review

        We have only been requested to and have examined copies of:

  a.
  Neka's Record of Organization and all amendments and mergers thereto, as filed with the Office of the Secretary of State of New Hampshire;
  b.
  Certificate issued by the State of New Hampshire dated July 11, 2007 as to the Existence of Neka ("Certificate");
  c.
  Amended and Restated By-Laws dated August 16, 2002;
  d.
  Unanimous Consent of the Directors of Neka dated November 15, 2006;
  e.
  Officer's Certificate dated July 25, 2007;
  f.
  Indentures dated as of November 16, 2006 and First Supplemental Indenture thereto of both the 10.5% Senior Subordinated Notes and the 9.25% Senior Notes dated as of May 30, 2007.

B.    Assumptions

        In rendering the opinions set forth herein, we have assumed with your consent and without independently checking or verifying:

  (a)
  the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of documents submitted to us as certified, photostatted or facsimile copies and the authenticity of the originals of such latter documents;

  (b)
  the accuracy of all of the representations of Neka contained in the Officer's Certificate;

  (c)
  that, except for our opinions rendered with respect to Neka, all of the parties to the Indentures are entities, duly formed and validly existing under the laws of their creation and registered to do business in all jurisdictions requiring same;

  (d)
  the legal capacity of all persons to execute and deliver the Indentures and perform their obligations and exercise their rights thereunder;

  (e)
  that, except for our opinions rendered with respect to Neka, the execution and delivery of the Indentures and performance by the parties of their rights and obligations thereunder and of the transactions contemplated thereby are within the power and authority of such party, have been authorized by proper entity proceedings, do not contravene the Articles of Incorporation, By-Laws or other operating agreement of such party and do not violate the provisions of, or render any party in default with respect to, any agreements, arrangements, laws, statutes, regulations or ordinance applicable to such party;

  (f)
  that, except for our opinions rendered with respect to Neka, each party has taken all action (including procurement of all necessary consents) required by its governance documents and the laws of its creation in order to render the Indentures legal, valid and binding against such party;

  (g)
  that, where required, each party's obligation under the Indentures is supported by legal consideration;

  (h)
  that the Indentures accurately describes and contains the parties' understanding, and there are no oral or written statements or agreements by the parties to the Indentures, that modify, amend, or vary, or purport to modify, amend, or vary, any of the terms of the Indentures;

  (i)
  that the opinion recipient and its respective successors, assigns, and agents have acted and will act in good faith and as of the date of this opinion have acted, without actual notice of any defense against enforcement of any rights created by, or any adverse claim to any property or security interest transferred, encumbered, created, perfected or covered by, any of the Indentures; and

  (j)
  that no fraud, misrepresentation, unilateral mistake or concealment has occurred in connection with the Indentures or any aspect of the transaction governed by the Indentures.

C.    Qualifications and Limitations

        The opinions expressed herein are qualified to the extent that the enforceability of any of the provisions of the Indentures or any other document executed in connection therewith (or any of the rights granted to any party thereunder) may be subject to or affected by applicable Federal and state bankruptcy, insolvency, reorganization, moratoria or similar laws and principles affecting the rights of creditors, debtors or transferees, generally, including without implied limitation, the New Hampshire codification of the Uniform Fraudulent Transfer Act (NH RSA 545-A) and 11 USC § 548. Furthermore, we express no opinion as to the availability or effect of any established equitable remedy or defense upon any breach of the Indentures, or any defense or claim based upon unconscionability, unreasonableness or violation of public policy, or of the enforceability of provisions in the nature of liquidated damages (such as late charges, default rates of interest, and prepayment premiums) whether asserted in an action at law or in equity inasmuch as such remedies, defenses or claims are inherently factual and/or are subject to the discretion of the court before which any such defense or claim may be asserted or remedy sought, we are of the opinion that lender's rights to exercise its remedies under the Indentures is limited by materiality principles requiring a consideration of Neka's breach and the consequences of the breach to lender. We render no opinion with respect to whether any powers of attorney granted in the Indentures are in fact coupled with an interest and, therefore, irrevocable.

2

        We also express no opinion as to the enforceability of certain provisions of the Indentures which purport to grant extraordinary powers to you or to impose limitations on, or waivers, of legal rights and defenses, including, by way of example only, provisions purporting to preclude the modification of the Indentures through conduct, custom or course of performance, action or dealing; provisions purporting to deny the borrower therein the right to rely on lender's failure to exercise, or delay in exercising, any rights or remedies as a waiver of such right or remedy provisions purporting to waive equitable or legal rights, remedies or defenses; provisions purporting to require the payment or reimbursement of fees, costs, expenses, or other amounts which are unreasonable in nature or amount; provisions purporting to limit the lender's liability, or to indemnify the lender, for its acts or omissions; or provisions providing for the severability of unenforceable provisions; since in any given factual situation, such provisions may be found to be unenforceable as against public polity, on grounds of unconscionability, inconvenience or otherwise.

        Any opinion in this letter concerning the legality, validity and binding effect and enforceability of any document against any person, and the enforceability of such document against such person in accordance with its terms, means persons who are actual signatories to the documents (and not just referenced therein) does not mean that every provision of such document will be upheld or enforced in any or each circumstance by a court applying such law, but it does mean that upon a material default a judicial enforcement of the obligations therein will be enforced.

        As you know, this firm engages in the practice of law within the State of New Hampshire. The opinions expressed herein are limited to the laws of the State of New Hampshire. The Indentures purports to be governed by the laws of the State of New York. For purposes of this opinion, we have, with your permission, assumed that the laws of the State of New York are the same, substantially and procedurally, as the State of New Hampshire.

D.    Opinions

        Based upon the foregoing assumptions, subject to the qualifications and limitations set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

        1.     Based on the Certificate, Neka is organized and existing as a corporation under the laws of the State of New Hampshire.

        2.     The Guarantees of Neka issued under the Indentures have been duly authorized by all necessary corporate action of Neka and when executed in accordance with the terms of the Indentures and upon due execution, authentication and delivery of the Exchange Notes, the Guarantee will constitute valid and binding obligations of Neka, enforceable against Neka in accordance with its terms.

        Except as otherwise set forth herein, this opinion is given as of the date set forth above, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in law which may hereafter occur. This opinion should not be construed as ratifying any representations made by Neka in any document.

        This opinion may be relied upon only by you, Fulbright & Jaworski L.L.P. in connection with its opinion to you, and by the persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement of the Issuers.

                      Very truly yours,
                      Donahue, Tucker & Ciandella, PLLC

                      /s/ Denise A. Poulos
                      Denise A. Poulos, Esq.

3

Exhibit III

Opinion of Holland & Knight LLP

         July 26, 2007

Sally Holdings LLC
Sally Capital Inc.
3001 Colorado Boulevard
Denton, TX 76210

  Re:
  First Supplemental Indenture to Indenture providing for the Issuance of 9.25% Senior Notes Due 2014 and First Supplemental Indenture to Indenture providing for the Issuance of 10.5% Senior Subordinated Notes Due 2016

Ladies and Gentlemen:

        We have acted as special Florida counsel to Salon Success International, LLC, a Florida limited liability company ("Subsidiary"), in connection with (i) the First Supplemental Indenture dated as of May 30, 2007 to Indenture dated as of November 16, 2006 by and among Sally Holdings LLC and Sally Capital, Inc., as co-issuers (collectively, the "Issuers"), Subsidiary and the other subsidiary guarantors named therein, as subsidiary guarantors, and Wells Fargo Bank, National Association, as trustee (the "Trustee"), providing for the issuance of 9.25% Senior Notes Due 2014 (the "Senior Notes Supplemental Indenture") and the First Supplemental Indenture dated as of May 30, 2007 to Indenture dated as of November 16, 2006 by and among the Issuers, Subsidiary and the other subsidiary guarantors named therein, as subsidiary guarantors, and the Trustee, providing for the issuance of 10.5% Senior Subordinated Notes due 2016 (the "Subordinated Notes Supplemental Indenture" and, together with the Senior Notes Supplemental Indenture, the "Supplemental Indentures"); and (ii) the Registration Statement on Form S-4 originally filed with the Securities and Exchange Commission on July 9, 2007 under the Securities Act of 1933 (such Registration Statement, as amended or supplemented, being hereinafter referred to as the "Registration Statement") for the public offering by the Issuers of $430,000,000 registered 9.25% senior notes due 2014 (the "Senior Exchange Notes") and $280,000,000 registered 10.5% Senior Subordinated Notes (the "Subordinated Exchange Notes" and together with the Senior Exchange Notes, the "Exchange Notes"), which are to be fully and unconditionally guaranteed pursuant to the guarantees by each of the Subsidiary Guarantors (the "Guarantees") issued under the Supplemental Indentures.

        This opinion letter is being delivered to you pursuant to your request. Capitalized terms used but not otherwise expressly defined herein have the respective meanings assigned to them in the Supplemental Indentures.

        For purposes of this opinion letter, we have examined and are relying upon originals, or copies certified or otherwise identified to our satisfaction as true copies, of each of the following documents, agreements or certificates:

        1.     The Senior Notes Supplemental Indenture;

        2.     The Subordinated Notes Supplemental Indenture;

        3.     The Indenture dated as of November 16, 2006 among the Issuers, the subsidiary guarantors from time to time parties thereto, and Trustee, providing for the issuance of 9.25% Senior Notes due 2014 of the Issuers;

        4.     The Indenture dated as of November 16, 2006 among the Issuers, the subsidiary guarantors from time to time parties thereto, and the Trustee, providing for the issuance of 10.5% Senior Subordinated Notes due 2016 of the Issuers;

        5.     The Amended and Restated Articles of Organization of Subsidiary;

        6.     The Fourth Amended and Restated Operating Agreement of Subsidiary effective May 1, 2007;

        7.     The Action of the Sole Manager Taken by Unanimous Written Consent dated May 30, 2007;

        8.     The Manager's Certificate In Support of Legal Opinion dated July 26, 2007, regarding Subsidiary (the "Manager's Certificate"); and

        9.     The certificate of the Secretary of State of Florida as to the status of Subsidiary as of July 10, 2007.

        You have authorized us to rely upon the foregoing exclusively, and we have not been requested to conduct, nor have we made, any further investigation as a basis for the opinions hereinafter expressed other than as to matters of law. Although documents (1), (2), (3) and (4) above are sometimes referred to below collectively as the "Reviewed Documents," they may not constitute all of the documents utilized in connection with the transactions contemplated by the Reviewed Documents (all such documents (including the Reviewed Documents) are referred to herein as the "Transaction Documents"). The opinions expressed below relate solely to the Supplemental Indentures and not to any other documents that are referred to in, incorporated by reference into, or listed as attachments, exhibits, or schedules to, any of the Supplemental Indentures, except as may be otherwise specifically noted.

        With your consent, we have assumed that the Manager's Certificate and certificates of public officials dated earlier than the date of this opinion letter remain accurate from such earlier date through and including the date of this letter. As to matters of fact, we have relied on the representations and warranties and statements made by the parties in the Reviewed Documents and on certificates of public officials and the Manager's Certificate. We have made no independent investigation of the accuracy or completeness of such matters of fact.

        With your permission, in rendering the opinions herein, we have relied, without independent investigation, upon the following assumptions:

            (a)   Each party to the Transaction Documents is duly organized in its jurisdiction of organization;

            (b)   Each party to the Transaction Documents (other than Subsidiary) is validly existing and in good standing in its jurisdiction of organization

            (c)   Each party to the Transaction Documents has full power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party;

            (d)   Each of the Transaction Documents has been duly authorized by all necessary action on the part of each party thereto (other than Subsidiary);

            (e)   The Transaction Documents have been duly executed and duly delivered by each party thereto;

            (f)    The Transaction Documents constitute the valid and binding obligation of each party thereto (other than the Subsidiary), enforceable against such party in accordance with their respective terms;

            (g)   Each natural person executing the Transaction Documents or any other document referred to herein is legally competent to do so;

            (h)   Each party to the Transaction Documents has complied with all procedural requirements such as service of process and legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents to which it is a party against Subsidiary (including, but not limited to, qualifying to do business, if required, in any jurisdiction);

            (i)    Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy or a draft conforms to an authentic original, and all signatures on each such document are genuine;

            (j)    There has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence;

            (k)   The Transaction Documents will be enforced in circumstances and in a manner in which it is commercially reasonable to do so and the conduct of the parties complies with any requirement of good faith, conscionability and fair dealing;

            (l)    There are no agreements, waivers or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents;

            (m)  Each person or entity who has taken any action relevant to any of our opinions in the capacity of manager, member, director or officer was duly elected or appointed to that position and held that position when such action was taken;

            (n)   The constitutionality and validity of all relevant laws and regulations, unless a reported case has otherwise held or widespread concern has been expressed by commentators as reflected in materials which lawyers routinely consult;

            (o)   All statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting Florida law, are generally available (i.e. in terms of access and distribution following publication or other release) to lawyers practicing in Florida, and are in a format that makes legal research reasonably feasible;

            (p)   The Subsidiary has no setoffs, counterclaims, or defenses to the enforcement of its obligations under the Supplemental Indentures; and

            (q)   For purposes of the opinion expressed in opinion paragraph 2 below, the Transaction Documents will not be made, executed, delivered, sold, transferred or assigned in the State of Florida, no mortgage, trust deed, security agreement or other security instrument (other than UCC-1 financing statements) will be filed or recorded in the State of Florida, and no mortgage, deed of trust or other liens on Florida real property secure obligations for the payment of money.

        Notwithstanding our opinions expressed herein, we express no opinion with respect to any of the following provisions in the Opinion Documents:

    a.
    Choice-of-law provisions;

    b.
    Covenants not to compete, including covenants not to interfere with business or employee relations, covenants not to solicit customers, and covenants not to solicit or hire employees;

    c.
    Provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct, unlawful conduct, violation of law or public policy;

    d.
    Provisions mandating contribution towards judgments or settlements among various parties;

    e.
    Waivers of (i) legal or equitable defenses, (ii) rights to damages, (iii) rights to counter claim or set off, (iv) statutes of limitations, (v) rights to notice, (vi) the obligations of good faith, fair dealing, diligence and reasonableness, (vii) the benefits of statutory, regulatory, or constitutional rights, unless and to the extent the statute, regulation, or constitution explicitly allows waiver, and (viii) other benefits to the extent they cannot be waived under applicable law;

    f.
    Provisions that provide a time limitation after which a remedy may not be enforced or that allow or authorize the delay or omission of enforcement of any remedy, indemnity or consent judgment;

    g.
    Agreements to submit to the jurisdiction of any particular court or other governmental authority; provisions restricting access to courts; waiver of service of process requirements which would otherwise be applicable; and provisions otherwise purporting to affect the jurisdiction and venue of courts;

    h.
    Provisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings;

    i.
    Provisions regarding arbitration or mediation;

    j.
    Provisions pertaining to penalties, late charges or fees, forfeitures, liquidated or other pre-measured damages or limitations thereon, or any prepayment premiums or charges; and

    k.
    Provisions requiring any party to take any action the taking of which is discretionary with or subject to the approval of a party not a party to the Transaction Documents or which is otherwise subject to contingencies the fulfillment of which are not within the control of such party;

    l.
    Provisions regarding acceleration upon default, if the default is not a material default or if the acceleration is not made by an unequivocal act of the holder evidencing acceleration, such as notice to the debtor;

    m.
    Provisions that would permit declaration of a default based on representations or warranties that the party declaring the default knew were false or incorrect based on information supplied to the party declaring the default prior to closing;

    n.
    Provisions regarding powers of attorney;

    o.
    Provisions that permit the enforceability of an agreement even though some provisions of such agreement have been found to be unenforceable (e.g., a severability clause).

        In addition, we express no opinion with respect to the enforceability of the Supplemental Indentures, if it should be determined that adequate and legally sufficient consideration has not been given in exchange for the obligations guaranteed by the Supplemental Indentures, or that adequate and legally sufficient consideration has not been given for the granting and delivery of the Supplemental Indentures, or that Subsidiary has not received reasonably equivalent value for its obligations pursuant to the Supplemental Indentures, as to all of which we express no opinion.

        This opinion letter is based as to matters of law solely on such internal law of the State of Florida (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of Florida) and such Federal law that, in each case in our experience, is normally applicable to a transaction of the type contemplated by the Supplemental Indentures and to the parties thereto, without our having made any special investigation concerning any other law, rule or regulation ("Applicable Law"). Although certain members of this firm are admitted to practice in other jurisdictions, we do not express any opinion concerning any law other than the Applicable Law.

        To the extent that any of the Supplemental Indentures are stated to be or are governed by the laws of a jurisdiction other than the State of Florida, our opinion assumes, without independent analysis, and contrary to the express provisions of the Supplemental Indentures, that the Supplemental Indentures would be governed by and construed and interpreted in accordance with the laws of the State of Florida. No assurance can be given that the laws of the State of Florida would be applied in interpreting and enforcing any of the Supplemental Indentures by any court, including a court located within the State of Florida. Accordingly, we express no opinion and make no representation as to the appropriateness of such assumption for your purposes.

        Based on and subject to the foregoing and subject to the exceptions, qualifications, and limitations herein set forth, we express the following opinions:

        1.     Subsidiary is a limited liability company validly existing under the laws of the State of Florida, and its status is active.

        2.     Each of the Guarantees of Subsidiary issued under the Supplemental Indentures has been duly authorized by all necessary limited liability company action of Subsidiary, and upon due execution, authentication, and delivery of the Exchange Notes, each of the Guarantees of Subsidiary issued under the Supplemental Indentures will constitute a valid and binding obligation of Subsidiary, enforceable against Subsidiary in accordance with its terms.

        Our opinions are subject to (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium, or similar laws relating to or affecting the rights of creditors generally, including limitations imposed by judicial decisions relating thereto, (b) general principles of equity, regardless of whether raised in a proceeding at law or in equity, including without limitation concepts of materiality, reasonableness, good faith, conscionability, and fair dealing, and including principles under which a court has discretion in granting specific performance or injunctive or other equitable relief, and (c) principles of public policy.

        Our opinions are also subject to the effect of rules of law that:

        a.     limit the availability of a remedy under certain circumstances where another remedy has been elected;

        b.     may, if less than all of a contract is unenforceable, limit the enforceability of the remainder of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

        c.     govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees and other costs;

        d.     permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance; or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date state in the contract; and

        e.     in the absence of a waiver or consent, discharge a guarantor to the extent that (i) action by a creditor impairs the value of collateral securing guaranteed debt to the detriment of the guarantor, (ii) a creditor elects remedies for default that impair the subrogation right of the guarantor against the debtor, (iii) guaranteed debt is materially modified, or (iv) the creditor otherwise takes action under loan or other documents that materially prejudices the guarantor.

        We express no opinion concerning (1) the effect of any Federal, state or local law relating to (i) taxation, antitrust, trade regulation, banking, usury, securities or labor or employee rights and benefits laws, including the Employee Retirement Income Security Act of 1974, as amended; (ii) planning, zoning, historic preservation, condominiums, cooperatives, subdivisions, inland or wetland matters, air, water, or noise pollution, effluent waste disposal, hazardous substances, environmental contamination, fire, life safety, or building codes, occupational safety or health, or the Americans with Disabilities Act; or (iii) corrupt practices, including, without limitation, the Foreign Corrupt Practices Act of 1977; (2) Florida and federal constitutional limitations, including notice and due process requirements and the right to a trial by jury; (3) laws, rules, or regulations of any county, municipality, or similar political subdivision or any agency or instrumentality thereof; or (4) the creation, validity, enforceability, perfection or priority of any security interest under any Transaction Document.

        Our opinion on each legal issue addressed herein is based on our judgment concerning how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and our opinions are not a guaranty of an outcome of any legal dispute which may arise with regard to the Supplemental Indentures.

        This opinion letter speaks as of the date hereof. We disclaim any obligation to provide you with any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion rendered herein. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

        This opinion letter may be relied upon only by you, Fulbright & Jaworski L.L.P. in connection with its opinion to you, and by the persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion letter as an exhibit to Fulbright & Jaworski L.L.P.'s opinion which will be filed as an exhibit to the Registration Statement of the Issuers. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                      Very truly yours,

                      /s/ Holland & Knight LLP

                      HOLLAND & KNIGHT LLP

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